Exhibit 10.1

June 2, 2023

Tiffany Butcher
11219 TildenCrest Ct.
Potomac, MD 20854
tiffanymbutcher@gmail.com

Dear Tiffany:

The following is an offer of employment to join Elme Communities as Chief Operating Officer effective July 10, 2023. You will report to Paul McDermott, President and Chief Executive Officer. This offer is contingent upon the completion of a criminal history background check and reference verifications. This offer, and the cash and equity compensation awards provided herein, is also contingent upon the approval of Elme Communities' Compensation Committee and Board of Trustees.

Below is an outline of the terms and conditions of your employment, compensation, and benefits.

Salary - You will be paid $16,346.15 on a bi-weekly basis ($425,000 annualized). You will be considered a regular full-time exempt employee. As an exempt employee, you will not be eligible for overtime.

Incentive Compensation

Short-Term Incentive Plan – You will be eligible to participate in the Elme Communities Amended and Restated Executive Officer Short-Term Incentive Plan (STIP) at a pro-rata portion for the 2023 performance year in accordance with the terms of the STIP, as they may be amended by the Board generally from time- to-time. The performance measures, the threshold, target and high performance goals for each performance measure, and the weighting attributable to each such performance measure are established by the Board annually for each one-year performance period. The CEO will consult with you each year concerning establishment of individual performance goals. An award under the STIP is expressed as a multiple of Base Salary and is paid 100% in cash.

Your target level STIP is 93% of Base Salary.

Rolling Three-Year Long-Term Incentive Plan – You will be eligible to participate in the Elme Communities Amended and Restated Executive Officer Long-Term Incentive Plan (LTIP) at a pro-
rata portion for the three-year performance period commencing in 2023 in accordance with the terms of the LTIP, as they may be amended by the Board generally from time-to-time. Awards under the LTIP are currently allocated between (1) a time-based award granted at the commencement of the performance period which is subject to a three-year time-based vesting schedule, and (2) a performance-based award issued at the end of the three-year performance period based on the degree to which applicable shareholder return metrics are satisfied, payable 100% in unrestricted common shares. The allocation of the total award, the shareholder return measures, the threshold, target and high performance goals for each shareholder return measure, and the weighting attributable to each shareholder return measure as a percentage of the Target bonus opportunity are determined by the Board annually for each three-year performance period. An award under the LTIP is expressed as a multiple of Base Salary.

Your target annualized percentage is 190% of Base Salary.

Exhibit 10.1
•In 2023, you will be able to participate in both plans on a pro-rated basis. The incentive compensation plans will be reviewed with you in further detail upon hire.

Non-Standard Compensation- On your first day of employment, you will be awarded a restricted stock award (RSA) equivalent to $100,000 as a "signing bonus". The RSA granted will be based on the closing price per common share of Elme Communities on your date of hire and will vest on a pro-rata basis over three years from grant date subject to your continued employment through each anniversary of the grant date.

Clawback Policy - All incentive-based compensation granted to you during your employment will be subject to the Clawback Policy of Elme Communities adopted by the Board, as it may be amended for all employees generally from time-to-time.

Supplemental Executive Retirement Plan (SERP) - You are eligible to participate in the SERP Plan effective August 1, 2023. The purpose of the SERP is to provide officers with financial security in exchange for a career commitment. The SERP is designed such that at age 65, you could be expected to have an accumulation (under certain assumptions) that is approximately equal to the present value of a life annuity sufficient to “replace” 40% of your final three-year average salary. If your years of service as an officer at age 65 are less than 20 years, a pro-rata reduction is applied to the 40% target. Further details will be provided upon employment.

Phone Allowance - You will receive a phone allowance of $50 per month to use your personal phone for business purposes, and will be reimbursed through our expense report process.

Vacation – You are eligible for Elme’s vacation plan beginning on your first day of employment, which allows you to take time off for vacation or personal reasons. The plan provides a minimum of 10 days per year. There is no maximum number of days you can take off each year under the plan providing you are meeting performance expectations.

Sick -Your sick leave will accrue based on your hours worked up to 9 days per year.

Benefits - You will be eligible to participate in Elme's benefit programs, which includes medical, dental, vision, life and disability insurance, on the first of the month following your date of hire, which in your case is August 1, 2023.

If you accept this offer, you will be employed on an at-will basis, meaning that either you or the Company may terminate the relationship at any time for any lawful reason, with or without cause or notice. Likewise, the Company may change your title, duties, compensation, and/or benefits on a prospective basis at any time.

In the event that it becomes necessary to change any of the above benefit plans, compensation packages, or standard operating procedures, such changes will apply to you as they do to other Elme Communities employees.

Elme Communities is required to verify the employment eligibility of every new employee. Therefore, should you accept this position, please bring documents to verify eligibility to work in the United States on your first day of employment.

This letter constitutes the agreement between you and Elme Communities, and it supersedes all prior agreements and understandings between you and the company as to the matters outlined in this letter.

If you accept this offer, please sign and return it within 5 business days. We look forward to working with you.

Welcome to Elme Communities!

Exhibit 10.1
Sincerely, Efrem Reid
Vice President, Human Resources

Name /s/ Tiffany M. Butcher
Date 06/06/2023